EAST COAST DIVERSIFIED CORPORATION ANNOUNCES COMPLETION OF DUE DILIGENCE AND INITIAL CLOSING OF PRIVATE STOCK PURCHASE AGREEMENT.

Ft. Lauderdale, FL,  March 8, 2010 – East Coast Diversified Corporation (the “Company” OTCBB: ECDC), in its Form 8-K filing today, announced that it has concluded the initial closing of the Private Stock Purchase Agreement with Kay Aladesuyi, Chairman/CEO of EarthSearch Communications International Inc. (“EarthSearch”). Upon the final closing, which is expected to occur within 30 days, Mr. Aladesuyi will become the control shareholder of the Company and the Company shall complete its Share Exchange Agreement with EarthSearch. EarthSearch has engaged the accounting firm of KBL, LLP to audit EarthSearch’s financial statements, to be filed with the Company’s Form 8-K/12g at the final closing.

In a previous release on January 20, 2010, the Company announced that it has entered into the Share Exchange Agreement with EarthSearch. “This is a major milestone for EarthSearch and its shareholders, and we are looking forward to the opportunity to put our business on solid footing. We have a unique  technology within the logistic industry, that delivers significant business solutions, with the product portfolio and infrastructure to make us a leader in our industry, the interest in our solution span the globe and this is the first step for us in that direction” said Mr. Kayode Aladesuyi, Chairman/CEO.

About EarthSearch Communications International, Inc.:

EarthSearch offers a portfolio of GPS devices, RFID interrogators, integrated GPS/RFID technologies and Tag designs (“EarthSearch Products”). EarthSearch has integrated RFID and GPS technology at the hardware level providing unique real-time applications for many business needs. EarthSearch provides RF and other wireless infrastructure, data-capture and mobile solution Products. These Products enable businesses worldwide to improve asset management, provide safety and security, increase productivity, and deliver real-time visibility of the supply chain through automation. When combined with its proprietary Global Transit ID Software solution, it helps clients simplify deployment, lower operational costs, and improve return on investment. Kayode Aladesuyi, CEO of EarthSearch, stated, “We are closing the gap between Real Time Location Services (RTLS) and true delivery of actionable data in real time that will change the way businesses operate in the future.”

 For further information please visit the EarthSearch website:    www.earthsearch.us

Forward-Looking Statements: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company's expectations or future events.

CONTACTS:

East Coast Diversified Corporation
Frank Rovito, President
732.803.1296

EarthSearch Communications International Inc.
Kayode Aladesuyi, CEO
770.953.4184